Exhibit 2.4
SCHEDULE 9.02
NOTICE ADDRESSES AND LENDING OFFICE
AMERICAN OIL & GAS INC.:
1050 17th Street, Suite 2400
Denver, CO 80265
Attention: Andrew P. Calerich
Facsimile: (303) 595-0709
LENDER
Lending Office for Loans, payments with
respect thereto and payments of fees:
HESS CORPORATION
1185 Avenue of the Americas
New York, NY 10036
Attention: Robert Cloud
Telephone: 212-536-8273
Facsimile: 212-536-8617
Electronic Mail: LoanOps@Hess.com
Account Name: Hess Corp Exploration & Prod
Account No. 9102475200
Ref: American Oil & Gas Inc. Credit Facility
ABA# 021000021
Notices (other than Requests for Credit Extensions):
HESS CORPORATION
1185 Avenue of the Americas
New York, NY 10036
Attention: George Barry
Telephone: 212-536-8273
Facsimile: 212-536-8617

EXHIBIT A
FORM OF LOAN NOTICE
Date:                     ,
To: Hess Corporation
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of August 27, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between American Oil & Gas Inc., a Colorado corporation, and Hess Corporation.
The undersigned hereby requests (select one):
☑ A Loan
1.	On (a Business Day).

2.	In the amount of $ .

3.	For a Eurodollar Rate Loan: with an Interest Period of one month.
The borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

AMERICAN OIL & GAS INC.
By:
Name:
Title:

A-1

NOTE

$30,000,000	August 27, 2010
FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to the order of HESS CORPORATION (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of THIRTY MILLION DOLLARS ($30,000,000), or such lesser principal amount of Loans (as defined in such Credit Agreement) due and payable by the Borrower to the Lender on the Maturity Date under that certain Credit Agreement, dated as of August 27, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between the Borrower and the Lender.
The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s Lending Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is the Note referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Note is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

AMERICAN OIL & GAS INC.
By:
Name
Title

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
			Principal or	Outstanding
		End of	Interest	Principal
	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Period	Date	This Date	Made By

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: [•]
To: Hess Corporation
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of August 27, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between American Oil & Gas Inc., a Colorado corporation (the “Borrower”) and Hess Corporation (the “Lender”).
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [INSERT TITLE] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.
3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]
—or—
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4. The representations and warranties of the Borrower contained in Article V of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects on and as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
5. The information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of [•].

AMERICAN OIL & GAS INC.
By:
Name:
Title:

For the Quarter/Year ended [•] (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
Section 7.11 — Capital Expenditures.

A. Capital expenditures made during fiscal year to date:	$

B. Capital expenditures that could have made during prior fiscal year but which were not made (> $ ):	$

C. Maximum permitted capital expenditures ($ + Line B.):	$

D. Excess (deficient) for covenant compliance (Line C – A):

EXHIBIT G
SOLVENCY CERTIFICATE
This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of August 27, 2010 (the “Credit Agreement”) by and among American Oil & Gas, Inc., a Nevada corporation (the “Company”) and Hess Corporation (the “Lender”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.
This Solvency Certificate is being delivered pursuant to subsection 4.01(a)(xi) of the Credit Agreement. The undersigned is the [INSERT TITLE] of Company and hereby further certifies as of the date hereof, in [his] [her] capacity as an officer of Company, and not individually, as follows:
1. I have responsibility for (a) the management of the financial affairs of Company and the preparation of financial statements of the Company, and (b) reviewing the financial and other aspects of the transactions contemplated by the Credit Agreement.
2. I have carefully prepared and/or reviewed the contents of this Solvency Certificate and have conferred with counsel for the Company for the purpose of discussing the meaning of any provisions hereof that I desired to have clarified.
3. In preparation for the consummation of the transactions contemplated by the Credit Agreement, I have prepared and/or reviewed a pro forma balance sheet at [•], 2010 and pro forma income projections and pro forma cash flow projections for each fiscal year during the term of the Credit Agreement for the Company and its Subsidiaries on a consolidated basis, in each case after giving effect to the consummation of the transactions contemplated by the Credit Agreement. The pro forma balance sheet has been prepared utilizing what I believe are reasonable estimates of the “fair value” and “present fair saleable value” of the assets of the Company and its Subsidiaries. Although any projections may by necessity involve uncertainties and approximations, the projections are based on good faith estimates and assumptions believed by me to be reasonable.
4. Based upon the foregoing and upon the best of my knowledge after due diligence, I have concluded as follows:
a. The present saleable value of the property of the Company is not less than the amount that will be required to pay the probable liabilities on the Company’s presently existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to the Company.
b. The Company does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due.

c. The Company’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction (including, without limitation, the transactions contemplated by the Merger Agreement (as such term is defined in the Credit Agreement)).
d. The Company has not executed the Loan Documents or made any transfer or incurred any obligations thereunder with actual intent to hinder, delay or defraud either present or future creditors.
e. The Company is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.
In computing the amount of such contingent and unliquidated liabilities as of the date hereof, such liabilities have been computed at the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.
For the purpose of the above analysis, the values of the Company’s assets have been computed by considering the Company as a going concern entity.
I understand that the Lender is relying on this Solvency Certificate in extending credit to the Company pursuant to the Credit Agreement.
The undersigned has executed this Solvency Certificate, in [his] [her] capacity as an officer of the Company and not individually, as of the 27th day of August, 2010.

AMERICAN OIL & GAS INC.
Name:
Title: